EXHIBIT 3.4

AMENDMENT OF CORPORATION’S BY-LAWS

RESOLVED, that in the judgment of the Board of Directors of The PNC Financial Services Group, Inc., it is advisable to amend the By-Laws of the Corporation in order to implement the committee restructuring proposal approved by the Board on August 25, 2005, upon the recommendation of the Board’s Nominating and Governance Committee;

RESOLVED FUTHER, that the By-Laws of the Corporation shall be amended as follows, effective as of December 14, 2005:

FIRST: Article V is hereby deleted in its entirety and the following is substituted in its place:

Article V. Committees

1.	Standing Committees

The standing committees of the Board of Directors shall be the Executive Committee, the Audit Committee, the Nominating and Governance Committee, the Personnel and Compensation Committee, and the Risk Committee.

1.1	Executive Committee

The Executive Committee shall consist of its chairman, who shall be the then serving chairman of the Nominating and Governance Committee unless another director is appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee, the Corporation’s Chief Executive Officer, and the then serving chairman of each other standing committee. The committee shall meet at such time or times as may be fixed by the Board of Directors, or upon the call of its chairman or the Chief Executive Officer. In the absence of the committee chairman, the Chief Executive Officer shall act as committee chairman unless the Board of Directors shall appoint some other director to act as committee chairman in such circumstances. In all instances which the committee shall deem necessary or appropriate, the committee shall have and may exercise all of the powers and authority of the Board of Directors so far as may be permitted by law. All acts done and powers conferred by the committee from time to time shall be deemed to be, and may be certified as being, done and conferred under authority of the Board of Directors.

1.2	Audit Committee

The Board of Directors shall appoint the members of the Audit Committee annually upon the recommendation of the Nominating and Governance Committee. The

committee shall consist of not fewer than three directors and shall satisfy the requirements of Securities and Exchange Commission Rule 10A-3.

1.3	Nominating and Governance Committee

The Board of Directors shall appoint annually, upon the recommendation of the Nominating and Governance Committee, the members of the Nominating and Governance Committee, consisting of not fewer than three directors.

1.4	Personnel and Compensation Committee

The Board of Directors shall appoint annually, upon the recommendation of the Nominating and Governance Committee, the members of the Personnel and Compensation Committee, consisting of not fewer than three directors.

1.5	Risk Committee

The Board of Directors shall appoint annually, upon the recommendation of the Nominating and Governance Committee, the members of the Risk Committee, consisting of not fewer than three directors, including no more than one management director.

1.6	Charters; Committee Members’ Independence and Qualifications; Committee Chairmen and Vice Chairmen

The purpose and responsibilities of each standing committee shall be set forth in a written charter approved by the Board of Directors. Each standing committee shall review and reassess the adequacy of its charter annually and recommend to the Board of Directors any proposed changes to its charter. The charters of the Audit, Nominating and Governance, and Personnel and Compensation Committees shall address such matters as may be required by the corporate governance rules of the New York Stock Exchange and shall be published in a manner permitted by such rules.

Each director appointed to Audit, Nominating and Governance, and Personnel and Compensation Committees must have been affirmatively determined by the Board of Directors to be independent under the corporate governance rules of the New York Stock Exchange, and to meet such other standards of independence as may be prescribed by applicable federal banking, securities, and income tax laws and regulations, if any, relating to the duties and responsibilities of the particular committee or committees on which he or she shall serve, and must retain his or her independent status at all times while serving on such committee. Members of the Audit Committee must also possess the experience and qualifications required for audit committee members by the corporate governance rules of the New York Stock Exchange and applicable federal banking laws.

The chairman and vice chairman, if any, of each standing committee shall be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee. The chairman and vice chairman, if any, of the Risk Committee must be appointed from among the independent directors then serving on the committee. Each standing committee may delegate to its chairman or vice chairman, if any, such powers and authority as the committee deems appropriate, provided that applicable laws and regulations do not require such powers and authority to be exercised by the committee as a whole or by a subcommittee of at least two committee members.

1.7	Joint Committees of the Corporation’s and PNC Bank, National Association’s Boards of Directors

Upon appropriate action by the Boards of Directors of the Corporation and PNC Bank, National Association, any committee authorized by these By-Laws other than the Executive Committee may be designated and function as a joint committee of both Boards of Directors. The title and charter of such a committee need not reflect its status as a joint committee unless both Boards of Directors expressly provide otherwise.

2.	Other Committees; Subcommittees

The Board of Directors may authorize the establishment of such other committees as it shall deem advisable from time to time and may delegate to such committees such powers and authority as it shall deem appropriate and as shall be permitted by applicable laws and regulations. The Board shall appoint the members of any such other committee or shall determine the manner in which such members shall be appointed. Unless otherwise stated in its charter, each committee shall have the authority to form and to delegate its powers and authority to subcommittees of one or more committee members to the extent permitted by applicable laws and regulations.

3.	Minutes

Minutes of the Executive Committee shall be submitted at a regular meeting of the Board of Directors, and any action taken by the Board of Directors with respect thereto shall be entered in the minutes of the Board of Directors. All other committees shall keep minutes of their meetings which shall be accessible to inspection by the Board of Directors at all times.

4.	Rules of Procedure

Except as otherwise expressly provided for herein or in the committee’s charter, each committee may appoint a secretary, who need not be a director, adopt its own rules of procedure and, unless the Board of Directors has acted with respect thereto, determine the date, place and hour for its meetings. The committee chairman or vice chairman may call a special meeting or reschedule a regular meeting if they deem it appropriate. In the absence of any other provision herein or in the committee’s charter to the contrary, a majority of the members of any committee shall constitute a quorum, and the action of a majority of the members in attendance at a committee meeting shall constitute the action of the body. Notice of meetings shall be given to each committee member personally, or in writing addressed to the address of the director appearing on the books of the Corporation, on or before the day preceding the meeting. Any action which may be taken at a meeting of a committee or subcommittee may be taken without a meeting if a written consent or consents setting forth the action so taken is signed by all members of the committee or subcommittee and filed with the Corporate Secretary.

5.	Special Appointments of Committee Members

In the absence or disqualification of any member of a committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in place of any absent or disqualified member, provided that said director meets all of the qualifications for a member of that committee as set forth in these By-Laws and in the committee’s charter.

SECOND: In all other respects, the Corporation’s By-Laws are ratified and affirmed.

RESOLVED FURTHER, that the Corporate Secretary is hereby authorized to amend and restate the Corporation’s By-Laws to reflect the amendment approved herein, provided that any such amendment and restatement shall reflect an effective date of December 14, 2005.